Exhibit 10.1

June 14, 2016

Mr. Tim Taylor
Vice President, Finance, Business Operations, & Strategy
Globalstar, Inc.
300 Holiday Square Blvd.
Covington, Louisiana 70433

Ref:	Contract Number GINC-C-08-0390 (“Contract”) between Globalstar, Inc. (“Globalstar”) and Hughes Network Systems, LLC (“Hughes”), as amended;
Letter Agreement between Globalstar and Hughes regarding equity payment option, dated April 20, 2015 (“Equity Payment Letter Agreement”), as amended on July 2, 2015, August 11, 2015, December 3, 2015 and March 7, 2016

Dear Tim:

Reference is made to the above-referenced Contract and Equity Payment Letter Agreement.

In consideration of the mutual promises and covenants contained in this letter, Globalstar and Hughes (each a “Party” and collectively, the “Parties”) agree as follows:

1. The Parties agree to delete Section 6 of the Equity Payment Letter Agreement (as amended) in its entirety and replace it with the following new Section 6:

6.    Globalstar will provide Hughes downside protection up to and including September 30, 2016 (“Downside Protection Period”), such that (A) the total amount of gross proceeds Hughes receives from the sale of any Payment Milestone Shares plus, if applicable, the market value of any Payment Milestone Shares still held by Hughes as of the close of trading on the last day of the Downside Protection Period shall be no less than (B) $15,516,236. In the event that, at the earlier of i) the date on which Hughes has sold all of the Payment Milestone Shares and ii) the close of trading on the last day of the Downside Protection Period, (A) is less than (B), Globalstar will provide downside protection to Hughes by issuing additional shares of Freely Tradable GSAT Stock having a total value equal to the difference between (B) and (A). The additional shares to be issued, if any, will be valued at a trailing volume weighted average price for the 5 trading days prior to the earlier of the date on which the Payment Milestone Shares have been finally sold or the close of trading on the last day of the Downside Protection Period, whichever is applicable. Globalstar shall issue any such additional shares of Freely Tradable GSAT Stock within 5 business days of written notice from Hughes to be sent no later than one business day following the end of the Downside Protection Period. Any shares of Freely Tradable GSAT Stock issued by Globalstar under this Section 6 shall be freely tradable, free and clear of any liens, encumbrances, legends or other restrictions.

2. Except as amended herein, all terms and conditions of the Equity Payment Letter Agreement and Contract shall remain in full force and effect. In the event of a discrepancy between the terms and conditions contained in the Equity Payment Letter Agreement, as herein amended, and those contained in the Contract, the terms and conditions contained in the Equity Payment Letter Agreement shall prevail.

Mr. Tim Taylor
June 14, 2016

We would appreciate Globalstar acknowledging its agreement with the terms of this fifth amendment to the Equity Payment Letter Agreement by having a duly authorized representative sign in the signature block below.

Sincerely,

/s/ Sean P. Fleming

Sean P. Fleming
Vice President and Associate General Counsel

AGREED AND ACCEPTED BY:

GLOBALSTAR, INC.

Signature     /s/ Timothy Taylor

Name     Timothy Taylor

Title     VP, Finance

Date     June 14, 2016